                                   Exhibit 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                        Three Months Ended               Year Ended
(In thousands, except per share data)                         July 31,                    July 31,
                                                      ------------------------        -----------------------
                                                       1997          1996              1997           1996
                                                      -------       -------           --------      ---------
A. Net Income                                         $ 9,769       $ 7,131           $ 34,430 (a)   $ 27,024 (a)
                                                      =======       =======           ========       ========
Weighted average number of
common shares outstanding                             39,198         37,596             38,730         37,417

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                  1,370            886                751            959
                                                      ------         ------              -----         ------

B. Average number of common
shares and common
equivalent shares for
primary earnings per share                            40,568         38,482             39,481 (a)     38,376 (a)
                                                      =======       =======           ========       ========


Weighted average number of common
shares outstanding                                    39,198         37,596             38,730         37,417


Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares
during the period, using the treasury
stock method                                           1,637            886              1,297            959
                                                      ------         ------              -----         ------


C. Average number of common shares
and common equivalent shares
for fully diluted earnings per share                  40,835         38,482             40,027 (a)     38,376 (a)
                                                      =======       =======           ========       ========


Primary earnings
per share:    A / B                                    $0.24          $0.19              $0.87 (a)      $0.70 (a)
                                                      =======       =======           ========       ========


Fully diluted earnings
per share:  A / C                                      $0.24          $0.19              $0.86 (a)      $0.70 (a)
                                                      =======       =======           ========       ========


 (a)   These amounts agree with the related amounts in the Consolidated Statements of Income.

          All share amounts have been restated to give effect to the stock split declared on November 19, 1996 and distributed on December 17, 1996.

                                                                              57